FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Fourth Quarter and Full Year Financial Results and 2026 Outlook

MILWAUKEE (February 10, 2026) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported fourth quarter and full year 2025 results and provided its 2026 outlook.

“As we close out a challenging year for the Company, we are taking deliberate actions to stabilize the business, restore dealer confidence, and align wholesale activity with retail demand. While near-term results reflect these actions, the progress we are seeing reinforces our confidence in the reset underway and our ability to rebuild Harley-Davidson’s long-term earnings and cash-flow power. With an iconic brand, a deeply loyal rider community, and a dealer network unlike any other, we believe Harley-Davidson is well positioned as we chart a clear path forward,” said Artie Starrs, President and CEO, Harley-Davidson.

2025 Full Year Highlights and Results
•Delivered diluted EPS of $2.78
•Global dealer inventory levels of new motorcycles finished the year down 17% vs. end of Q4 ’24
•Global retail motorcycle sales of 132,535 units, down 12% from prior year
•HDMC global motorcycle shipments of 124,477, down 16% from prior year
•HDMC operating loss of $29 million
•Returned $434 million of capital to shareholders via $347 million of discretionary share repurchases and $86 million of dividends paid

Fourth Quarter 2025 Highlights and Results
•Delivered diluted EPS loss of $2.44
•North America retail motorcycle sales of 15,847 units, up 5% vs. prior year
•Global retail motorcycle sales of 25,287 units, down 1% vs. prior year
•HDMC global motorcycle shipments of 13,515, down 4% vs. prior year
•HDMC revenue of $379 million, down 10% vs. prior year

HDFS Transaction Highlights
•HDFS closed on strategic partnership with KKR and PIMCO that we believe unlocks significant value while transforming HDFS into a capital-light, de-risked business
•Contributed significantly to the reduction of HDFS debt, resulting in reduced capital requirements and improved ROE at HDFS
•The HDFS transaction facilitated a dividend from HDFS to HDI of $1 billion in Q4 ‘25
•HDFS operating income of $490 million, record-high earnings, driven by the HDFS transaction

2026 Financial Outlook
For the full year 2026, the Company expects1:
•HDMC global motorcycle retail sales of 130,000 to 135,000 units
•HDMC global motorcycle wholesale shipments of 130,000 to 135,000 units
•HDMC operating income of a $40 million loss to a $10 million profit
•HDFS operating income of $45 to $60 million
•LiveWire operating loss of $70 to $80 million
•Harley-Davidson, Inc. capital investments of $175 to $200 million
1 These figures may be impacted by the new strategic plan expected to be announced in May 2026

Fourth Quarter and Full Year 2025 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Revenue	$496	$688	-28%	$4,473	$5,187	-14%
Operating Income (Loss)	($361)	($193)	-87%	$387	$417	-7%
Net Income Attributable to HDI	($279)	($117)	-139%	$339	$455	-26%
Diluted EPS	($2.44)	($0.93)	-162%	$2.78	$3.44	-19%

In the fourth quarter, consolidated revenue was down 28 percent, driven by a revenue decline of 10 percent at HDMC and a revenue decline of 59 percent at HDFS. In the fourth quarter, the consolidated operating loss was $361 million, compared to a consolidated operating loss of $193 million in the prior year period.

For the full year, consolidated revenue was down 14 percent compared to prior year. This was driven by a decrease of 13 percent at HDMC and a decrease of 16 percent at HDFS. For the full year, consolidated operating income was down 7 percent, driven by a loss at HDMC and record-high earnings at HDFS. HDFS’s results were favorably impacted by the HDFS transaction. The full year operating loss at LiveWire was $75 million, which was in-line with our expectations.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions (except units)	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Motorcycle Shipments (thousands)	13.5	14.0	-4%	124.5	148.9	-16%
Revenue	$379	$420	-10%	$3,578	$4,122	-13%
Motorcycles	$194	$231	-16%	$2,658	$3,137	-15%
Parts & Accessories	$117	$118	-1%	$614	$652	-6%
Apparel	$47	$54	-13%	$216	$237	-9%
Licensing	$7	$4	61%	$21	$23	-5%
Other	$14	$13	12%	$69	$73	-5%
Gross Margin	-8.0%	-0.8%	-7.3%	24.2%	28.0%	-3.8%
Operating Income (Loss)	($260)	($214)	-22%	($29)	$278	-110%
Operating Margin	-68.7%	-50.8%	17.9%	-0.8%	6.7%	-7.5%

In the fourth quarter, global motorcycle shipments at HDMC decreased 4 percent from a year ago. HDMC revenue was down 10 percent, due to net pricing and incentive spend and lower volumes. Gross profit came in at a loss of $30 million compared to a loss of $3 million in the prior year period, due to increased tariff costs and net pricing and incentive spend.
Operating expenses totaled $230 million, which was $19 million higher compared to prior year, primarily due to higher marketing expense. Operating loss was $260 million in the fourth quarter compared to an operating loss of $214 million in the prior year period.

For the full year, global motorcycle shipments decreased 16 percent from the prior year. HDMC revenue was down 13 percent, due primarily to lower wholesale volumes. Gross margin was lower by 3.8 points in 2025 compared to 2024, driven by incremental tariffs, negative operating leverage and lower volumes. Operating expenses were $895 million, $18 million higher than a year ago. Operating loss was $29 million for the full year 2025 compared to operating income of $278 million in the prior year.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
North America	15.9	15.1	5%	89.1	102.0	-13%
EMEA	3.6	4.8	-24%	21.4	24.1	-11%
Asia Pacific	5.0	5.0	-1%	19.0	22.2	-15%
Latin America	0.8	0.8	10%	3.0	2.9	2%
Worldwide Total	25.3	25.7	-1%	132.5	151.2	-12%

In the fourth quarter, global retail sales of new motorcycles were down 1 percent versus the prior year. In North America, retail sales increased by 5 percent, driven by strength in the Touring category. In EMEA, retail sales declined by 24 percent, driven by weakness across the region. The 1 percent decline in APAC was an improvement from the first half of 2025, with continued weakness in China. Latin America sales increased by 10 percent, where both Brazil and Mexico were positive.

For the full year 2025, global retail sales of new motorcycles were down 12 percent versus prior year. In North America, retail sales were down 13 percent for the full year, driven by weakness in the Touring category in the first half of the year, as customer traffic declined and affordability became more of a focus. EMEA retail sales declined by 11 percent for the full year, driven by weakness across all countries. APAC retail sales declined by 15 percent, with the most significant weakness experienced within non-core motorcycle models.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Revenue	$106	$257	-59%	$869	$1,039	-16%
Operating Income	($82)	$46	-277%	$490	$248	97%

In the fourth quarter, HDFS revenue was down 59 percent from prior year, driven by lower retail and wholesale finance receivables at lower yields. The decline in retail receivables was due to the sale of loan assets as part of the HDFS transaction. On the expense side, fourth quarter interest expense increased year-over-year, due to discrete liability management costs incurred in the fourth quarter to retire debt as a result of the HDFS Transaction. In the fourth quarter, HDFS had an operating loss of $82 million.

For the full year, HDFS revenue was $869 million, down 16 percent from prior year, primarily due to lower retail and wholesale receivables. HDFS operating income was $490 million, driven by favorable provision for credit loss expense due to the HDFS transaction impacts and higher other income, partially offset by lower net interest income and higher operating expense. For the full year 2025, HDFS operating income was $490 million, up from $248 million in full year 2024.

LiveWire - Results

$ in millions	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Electric Motorcycle Shipments (units)	381	236	61%	653	612	7%
Revenue	$11	$10	9%	$26	$26	-3%
Operating Loss	($18)	($26)	30%	($75)	($110)	32%

In the fourth quarter, LiveWire revenue increased 9 percent compared to the prior year, driven by higher unit sales of EV motorcycles and electric bikes in the quarter. LiveWire operating loss of $18 million, 30 percent less than a year ago, was in line with our expectations.

For the full year, LiveWire revenue decreased by 3 percent compared to the prior year. LiveWire operating loss of $75 million was 32 percent less than prior year and was in line with our expectations. For the full year, LiveWire sold 653 EV motorcycles, which compares to 612 EV motorcycles sold in 2024.

Other 2025 Harley-Davidson, Inc. Results
•Generated $569 million of cash from operating activities
•Effective tax rate was 28%
•Paid cash dividends of $86 million
•Repurchased $347 million of shares (13.1 million shares) on a discretionary basis
•Cash and cash equivalents of $3.1 billion at year end

Accelerated Share Repurchase (ASR) Agreement
On November 5, 2025, Harley-Davidson entered into an Accelerated Share Repurchase agreement (ASR) with Goldman Sachs to repurchase $200 million of shares of the Company's common stock. During FY 2025, Goldman Sachs delivered 6.3 million shares under the ASR, representing 80 percent of the payment amount divided by the Company's share price on November 5, 2025, which is included in the $347 million of shares repurchased in 2025. As of February 8, 2026 the final settlement was still outstanding. The total number of shares purchased by the Company pursuant to the ASR will be based on the volume-weighted average price of the Company's stock, less a discount, during the repurchase period. The difference between the initially delivered shares and the total number of shares purchased will be settled no later than the second quarter of 2026.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CST today. The webcast login and supporting slides can be accessed at  http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CST.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," “seeks,” "sees," “should,” "feels," "commits," "assumes," "envisions," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) develop and begin to implement a new strategic plan that will ultimately be successful; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles or any issues associated with the design, manufacturing, or assembly processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the desired business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; (iii) the ability of LiveWire to obtain sufficient funding from sources other than the Company to sustain its operations; and (iv) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t)

manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, successfully complete transitions of executives, and effectively manage the return to on-site work of Milwaukee-based corporate employees at specified Company facilities; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent ransomware attacks or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts and manage exposure in commercial or contractual disputes; (dd) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ee) realize the desired business benefits from KKR’s and PIMCO’s investments in Harley-Davidson Financial Services, Inc.; (ff) manage risks related to functions the Company outsources and the use of artificial intelligence by the Company and its vendors and suppliers; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (hh) optimize capital allocation in light of the Company's capital allocation priorities; (ii) manage the Company’s share repurchase strategy; and (jj) manage issues related to climate change and related regulations.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

Harley-Davidson Financial Services, Inc.’s retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and Harley-Davidson Financial Services, Inc.’s efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, Harley-Davidson Financial Services, Inc.’s efforts to adjust underwriting criteria based on market and economic conditions, and actions that the Company has taken and could take that impact motorcycle values, may impact Harley-Davidson Financial Services, Inc.’s retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to “Risk Factors” under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC on February 26, 2025 and applicable updates under Item 1.A of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 06, 2025 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
HDMC revenue	$379,195	$420,489	$3,578,308	$4,121,906
Gross (loss) profit	(30,467)	(3,170)	866,592	1,154,838
Selling, administrative and engineering expense	229,970	210,472	895,323	876,994
Operating (loss) income from HDMC	(260,437)	(213,642)	(28,731)	277,844

LiveWire revenue	11,354	10,400	25,671	26,358
Gross loss	(545)	(5,608)	(4,434)	(12,514)
Selling, administrative and engineering expense	17,829	20,538	70,582	97,125
Operating loss from LiveWire	(18,374)	(26,146)	(75,016)	(109,639)

HDFS revenue	105,609	256,720	869,196	1,038,538
HDFS expense	187,856	210,280	378,814	790,116
Operating (loss) income from HDFS	(82,247)	46,440	490,382	248,422

Operating (loss) income	(361,058)	(193,348)	386,635	416,627
Other income, net	15,814	17,445	61,270	72,295
Investment income	12,112	13,300	44,270	58,964
Interest expense	(7,880)	(7,683)	(33,444)	(30,748)
(Loss) income before income taxes	(341,012)	(170,286)	458,731	517,138
Income tax (benefit) provision	(58,459)	(51,857)	129,577	71,963
Net (loss) income	(282,553)	(118,429)	329,154	445,175
Less: Loss attributable to noncontrolling interests	3,252	1,538	9,584	10,182
Net (loss) income attributable to Harley-Davidson, Inc.	$(279,301)	$(116,891)	$338,738	$455,357

(Net loss) earnings per share:
Basic	$(2.44)	$(0.93)	$2.82	$3.46
Diluted	$(2.44)	$(0.93)	$2.78	$3.44

Weighted-average shares:
Basic	114,311	126,264	120,073	131,447
Diluted	114,311	126,264	121,257	132,288

Cash dividends per share:	$0.18	$0.1725	$0.72	$0.69
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,091,744	$1,589,608
Accounts receivable, net	225,760	234,315
Finance receivables held for sale, net	264,238	—
Finance receivables held for investment, net	981,926	2,031,496
Inventories, net	730,898	745,793
Restricted cash	—	135,661
Other current assets	292,383	259,764
	5,586,949	4,996,637
Finance receivables held for investment, net	719,060	5,256,798
Other long-term assets	1,738,806	1,628,144
	$8,044,815	$11,881,579
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,061,194	$892,678
Short-term deposits, net	280,095	173,099
Short-term debt	497,776	640,204
Current portion of long-term debt, net	819,629	1,851,513
	2,658,694	3,557,494
Long-term debt, net	1,649,612	4,468,665
Other long-term liabilities	579,659	696,920

Shareholders’ equity	3,156,850	3,158,500
	$8,044,815	$11,881,579

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$568,922	$1,063,833

Cash flows from investing activities:
Capital expenditures	(153,679)	(196,563)
Finance receivables held for investment, net	96,624	(198,939)
Proceeds from sales of finance receivables initially held for investment	3,685,613	—
Proceeds from sale of securitization beneficial interests, net	125,369	—
Collection from retained securitization beneficial interests	23,722	—
Other investing activities	1,126	12,172
Net cash provided (used) by investing activities	3,778,775	(383,330)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	647,088	495,856
Repayments of medium-term notes	(1,815,368)	(660,780)
Proceeds from term loan	448,013	—
Repayment of term loan	(450,000)	—
Repayment of senior unsecured notes	(450,000)	—
Proceeds from securitization debt	497,790	1,145,211
Repayments of securitization debt	(781,141)	(1,078,248)
Net decrease in unsecured commercial paper	(141,600)	(237,340)
Borrowings of asset-backed commercial paper	155,000	469,986
Repayments of asset-backed commercial paper	(671,526)	(258,077)
Net (decrease) increase in deposits	(14,711)	102,119
Dividends paid	(86,388)	(91,224)
Repurchase of common stock	(353,270)	(459,829)
Capital contribution from third parties	46,600	—
Share repurchases not yet settled	(40,000)	—
Other financing activities	(787)	11
Net cash used by financing activities	(3,010,300)	(572,315)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	13,493	(16,145)
Net increase in cash, cash equivalents and restricted cash	$1,350,890	$92,043

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,740,854	$1,648,811
Net increase in cash, cash equivalents and restricted cash	1,350,890	92,043
Cash, cash equivalents and restricted cash, end of period	$3,091,744	$1,740,854

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$3,091,744	$1,589,608
Restricted cash	—	135,661
Restricted cash included in Other long-term assets	—	15,585
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$3,091,744	$1,740,854

HDMC Revenue and Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
HDMC REVENUE (in thousands)
Motorcycles	$193,882	$231,470	$2,657,675	$3,137,331
Parts & Accessories	116,513	117,605	614,072	651,964
Apparel	47,169	54,078	215,783	237,270
Licensing	7,124	4,436	21,672	22,748
Other	14,507	12,900	69,106	72,593
	$379,195	$420,489	$3,578,308	$4,121,906

HDMC U.S. MOTORCYCLE SHIPMENTS	5,719	4,314	77,982	94,075

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	5,459	5,563	69,252	85,757
Cruiser	5,651	6,524	41,172	46,235
Sport and Lightweight	1,714	1,508	9,638	12,335
Adventure Touring	691	415	4,415	4,535
	13,515	14,010	124,477	148,862

LiveWire Motorcycle Shipment Data	381	236	653	612
(a)Includes Trike

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from 2024 to 2025 were as follows (in millions):

	Three months ended	Twelve months ended
2024 gross (loss) profit	$(3)	$1,155
Volume	—	(189)
Price and sales incentives	(31)	4
Foreign currency exchange rates and hedging	4	21
Shipment mix	2	24
Raw material prices	(4)	2
Manufacturing and other costs	2	(150)
	(27)	(288)
2025 gross (loss) profit	$(30)	$867

HDFS Finance Receivables Allowance for Credit Losses

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Balance, beginning of period	$(12,901)	$399,912	$401,183	$381,966
Provision for credit losses	7,035	72,208	(191,392)	247,225
Charge-offs, net of recoveries	8,101	(70,937)	(132,009)	(228,008)
Sale of Residual Interest in Securitizations	—	—	(75,547)	—
Balances, end of period	$2,235	$401,183	$2,235	$401,183

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
United States	15,008	14,220	82,698	94,930
Canada	839	907	6,434	7,093
Total North America	15,847	15,127	89,132	102,023
EMEA	3,625	4,749	21,454	24,082
Asia Pacific	4,979	5,025	18,975	22,213
Latin America	836	759	2,974	2,911
Total worldwide retail sales	25,287	25,660	132,535	151,229
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.